Exhibit 4.20


                                [GRAPHIC OMITTED]

                          INCENTIVE RETENTION AGREEMENT


MEMORANDUM OF AGREEMENT made in Mississauga, Ontario, as of September 21, 2001,


BETWEEN:

               Cedara Software Corp., a corporation incorporated under the laws of Ontario, having its principal place of business in Mississauga, Ontario (hereinafter referred to as the "Corporation")

AND:

               Dr. Michael Greenberg, domiciled and residing in Richmond Hill, Ontario

               (hereinafter referred to as the "Executive")

         WHEREAS the Corporation is in need of a third party financing and is desirous of having the continued employment of the Executive in order to complete such a financing;

         AND WHEREAS the Corporation may be acquired by an arm's length third party;

         AND WHEREAS the Corporation desires to provide an incentive to the Executive in connection with a financing or acquisition in order to retain and have the continued benefit of the Executive's knowledge and experience in the completion of a financing or acquisition;

         AND WHEREAS the Corporation and the Executive desire to enter into this incentive retention agreement (the "Agreement") to set forth the definitive terms and conditions of such an incentive;

         NOW, THEREFORE, for the reasons set forth above, and in consideration of the mutual promises and agreements hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Executive agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

Section 1.1   Definitions

         For the purpose of this Agreement, unless the context otherwise requires, the following words or expressions shall have the following meanings:

         "Board" shall mean the Board of Directors of the Corporation.

         "Cause" shall mean any act or omission of the Executive which would in law permit a Corporation to, without notice or payment in lieu of notice, terminate the employment of an employee.

         "Successful Transaction" shall mean (i) the issuance of debt or equity securities of the Corporation, whether issued by way of prospectus or on a private placement basis, or any prepayment by any customer, or any combination of the foregoing, whether in a single transaction or series of transactions, which results in net proceeds to the Corporation of no less than Cdn.$15,000,000 and which the Board of Directors in its sole discretion determines is sufficient to adequately address the liquidity needs of the Corporation , (ii) the acquisition by an arm's length third party of no less than 50% of the issued and outstanding common shares of the Corporation, or (iii) the acquisition of the Corporation by an arm's length third party by way of merger, amalgamation, plan of arrangement or otherwise.

                                   ARTICLE 2
                            FINANCING INCENTIVE BONUS

Section 2.1   Transaction Incentive Bonus

         Provided that:

         (a) a Successful Transaction is closed on or prior to November 30, 2001; and

         (b) the Executive shall have not voluntarily resigned or retired, or been terminated for Cause by the Corporation, at any time between the date of this Agreement, and the date that is six (6) months following the closing date of a Successful Transaction; and

         (c) the Executive shall have made a meaningful contribution in consummating the Successful Transaction as determined in the sole discretion of the Board of Directors;

then the Corporation shall pay to the Executive a one-time bonus equivalent to Cdn.$353,000 (the "Incentive Bonus"), on the business day following the date set forth in this Section 2.1(b)(ii).

                                   ARTICLE 3
                                   TERMINATION

Section 3.1  Termination

         This Agreement shall automatically terminate on the earlier of:

         (a) at 5:00 p.m. (Toronto time) on November 30, 2001 if a Successful Transaction shall have not closed by such time;

         (b) immediately, should the Executive voluntarily resign or retire, or be terminated for Cause by the Corporation, at any time between the date of this Agreement and the date that is six (6) months following the closing date of a Successful Transaction; or

         (c) immediately, and at any time, upon mutual written agreement of the Corporation and the Executive.

Section 3.2  Effect of Termination

         Upon termination of this Agreement in accordance with its terms, this Agreement shall no longer be of any force or effect and for greater certainty, the Corporation shall have no further liability or obligation whatsoever under this Agreement, including, without limitation, any obligation to pay the Incentive Bonus to the Executive whether or not the condition set forth in
Section 2.1(a) shall have been met by such time.

                                   ARTICLE 4
                                    NOTICES

Section 4.1   Notices

         Any notice required or permitted to be given by a party hereto to the other shall be deemed validly given if personally delivered or mailed by registered prepaid post and addressed as follows:

                  in the case of the Corporation to:

                  Cedara Software Corp.
                  6509 Airport Road
                  Mississauga, Ontario
                  L4V 1S7

                  Attention:  Lead Director of the Board

                  in the case of the Executive, to:

                  Dr. Michael Greenberg
                  75 White Pine Trail
                  Richmond Hill, Ontario
                  L4E 3L8

provided that a party hereto may from time to time notify the other in writing of a new address to which notices to it shall henceforth be sent until further notice in writing be given. Any notice shall be deemed to be effected (i) if personally delivered, on the date of receipt, or (ii) if mailed, on the fifth business day following the date of mailing. Notwithstanding the foregoing, if a strike or lockout of postal employees is in effect, or generally known to be impending, notice shall be effected by personal delivery.

                                  ARTICLE 5
                                 MISCELLANEOUS

Section 5.1   Insurance Coverage for Executive

         The Corporation agrees to purchase for the benefit of the Executive an additional life insurance policy sufficient to cover the repayment of all monies and associated liabilities owing to the Corporation by the Executive and to maintain such coverage for the period of time that the Executive remains an employee of the Corporation. The Corporation agrees that such policy shall be fully portable by the Executive following termination of the Executive's employment for whatever reason.

Section 5.2   Assignment

         This Agreement may not be assigned by the Executive. The Executive acknowledges and agrees that the Corporation may assign this Agreement.

Section 5.3   Governing Law

         This Agreement is to be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 5.4   Severability

         If any provision of this Agreement is determined to be invalid, illegal or incapable of being enforced for any reason, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

Section 5.5   Successors and Assigns

         This Agreement shall enure to the benefit of and be binding upon the successors and assigns of the Corporation.

Section 5.6   Required Deductions For Withholdings

         The Corporation shall make such deductions and withholdings from any payments hereunder as may be required by law.

Section 5.7   Counterparts

         This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.


         IN WITNESS WHEREOF the parties hereto have executed this Agreement at the place and as of the date first mentioned above.

SIGNED, SEALED AND DELIVERED    )
in the presence of              )
                                )
                                )
/s/ KERRI REID                  )    /s/ MICHAEL GREENBERG
--------------------------------     ----------------------------------------
Witness                         )
                                     MICHAEL GREENBERG


                                     CEDARA SOFTWARE CORP.


                                     Per:     /s/ PETER COOPER
                                              ---------------------------------
                                     Title:   DIRECTOR, CHAIRMAN OF O.D.
                                              COMMITTEE